Exhibit 99.1

            DECORATOR INDUSTRIES REPORTS STRONG FIRST QUARTER RESULTS

    PEMBROKE PINES, Fla., May 9 /PRNewswire-FirstCall/ -- Decorator Industries, Inc. (Amex: DII), a supplier of interior furnishings for recreational vehicles ("RV"), manufactured housing ("MH") and the lodging industry, today announced that net income for the first quarter ended April 2, 2005 was $418,336 or 14 cents per diluted share. This compares with net income for the first quarter a year ago of $200,884 or 7 cents per diluted share. Last year's results included pre-tax charges of $399,349 or $228,189 net of income taxes, associated with the acquisition of Fleetwood Enterprises' Drapery operation in January 2004 which originally had been capitalized.

    Net sales for the first quarter of 2005 were $12,431,382 compared with $12,792,048 for the same period last year. Our sales to RV customers decreased by 12% from last year. Sales to both our MH and lodging industry customers increased by 10% and 17% respectively. The RV industry reported mixed results for the first quarter, with travel trailer shipments increasing by 10% and motor home shipments decreasing by 10% from a year earlier. The MH industry reported that shipments for the first quarter increased by 8% from a year ago.

    The Recreational Vehicle Industry Association is forecasting that factory shipments in 2005 will remain strong as part of an upward trend expected during the next decade. Total RV shipments for 2005 are projected to be 360,800, the second best year since 1978. The MH industry is expecting a modest improvement in factory shipments for 2005. Hopefully, the current strong demand in Arizona, California, and Florida is the vanguard of a more broad-based recovery for the industry.

    We believe that both the short-term and long-term outlook for Decorator Industries is very positive. In addition to favorable conditions for the markets we serve, we have the resources and capabilities to achieve above market performance. We look forward to another successful year in 2005.

    Statements contained in this release that are not historical facts are forward-looking statements that could differ materially from actual results. Primary factors that could cause actual results to materially differ from those in the forward-looking statements are the level of demand for recreational vehicles, manufactured housing and hotel/motel accommodations, the general economic conditions, interest rate fluctuations, competitive products and pricing pressures within the Company's markets, the Company's ability to contain its manufacturing costs and expenses, and other factors.

    Decorator Industries, Inc., founded in 1953, designs, manufactures and sells interior furnishing products, principally draperies, curtains, shades, blinds, valance boards, bedspreads, comforters, pillows, cushions and trailer tents. Decorator is a leading supplier of such products to the manufactured housing and recreational vehicle markets and is a growing supplier to the hospitality market.

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    THE UNAUDITED FIGURES ARE AS FOLLOWS:

                          CONDENSED STATEMENT OF INCOME

                                                  FOR THIRTEEN WEEKS ENDED:
                                                -----------------------------
                                                April 2, 2005   April 3, 2004
                                                -------------   -------------
NET SALES                                       $  12,431,382   $  12,792,048

NET INCOME                                      $     418,336   $     200,884

EARNINGS PER SHARE:

  BASIC                                         $        0.15   $        0.07

  DILUTED                                       $        0.14   $        0.07

AVERAGE NUMBER OF SHARES OUTSTANDING                2,852,270       2,805,963

                             CONDENSED BALANCE SHEET

                                             April 2, 2005    January 1, 2005
                                             -------------   ----------------
                                              (Unaudited)        (Audited)
CASH AND EQUIVALENTS                         $     327,644   $        730,539
ACCOUNTS RECEIVABLE                              4,459,312          3,464,674
INVENTORIES                                      5,064,714          5,113,651
OTHER CURRENT ASSETS                               572,097            588,853
TOTAL CURRENT ASSETS                            10,423,767          9,897,717

NET PROPERTY AND EQUIPMENT                       7,698,851          7,857,743
OTHER ASSETS                                     6,042,811          6,206,617
TOTAL ASSETS                                 $  24,165,429   $     23,962,077


TOTAL CURRENT LIABILITIES                    $   5,482,112   $      5,729,841
LONG-TERM DEBT                                   1,776,730          1,752,568
DEFERRED TAXES                                     657,000            680,000
STOCKHOLDERS' EQUITY                            16,249,587         15,799,668
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                        $  24,165,429   $     23,962,077

SOURCE  Decorator Industries, Inc.